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                                                                     EXHIBIT 4.7

                            FORM OF LETTER TO BROKER

                              EXCO RESOURCES, INC.
                               RIGHTS OFFERING OF
                              [          ] RIGHTS
                  TO PURCHASE   % CONVERTIBLE PREFERRED STOCK
                                CONVERTIBLE INTO
                      [          ] SHARES OF COMMON STOCK

To: Securities Dealers, Commercial Banks,
    Trust Companies and Other Nominees:

     This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the offering by EXCO
Resources, Inc. ("EXCO") of an aggregate of approximately [          ] rights to
purchase shares of   % convertible preferred stock (the "Convertible Preferred
Stock") that are convertible into [          ] shares of common stock of EXCO at
a subscription price of $     per share of Convertible Preferred Stock (the
"Subscription Price"), pursuant to the exercise of transferable rights (the "Rights") initially distributed to all holders of record of shares of EXCO's
Common Stock, as of the close of business on             , 2001 (the "Record
Date"). Each Right also carries the right to "oversubscribe" at the Subscription Price for shares of Convertible Preferred Stock that are not otherwise purchased pursuant to the exercise of Rights. The Rights are described in the enclosed Prospectus and evidenced by a Rights Certificate registered in your name or the name of your nominee.

     Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Right for each share of Common Stock owned by such beneficial owner.

     We are asking you to contact your clients for whom you hold shares of Common Stock registered in your name or in the name of your nominee to obtain instructions with respect to the Rights.

     Enclosed are copies of the following documents:

          1. The Prospectus;

          2. A Letter from EXCO to shareholders;

          3. A Letter from brokers to clients;

          4. A form of Notice of Guaranteed Delivery for Rights Certificates issued by EXCO Resources, Inc.;

          5. A return envelope addressed to Continental Stock Transfer, as Subscription Agent;

          6. A DTC Participation Oversubscription Exercise Form; and

          7. A Nominee Holder Certification

     Your prompt action is requested. The Rights will expire at 5:00 P.M., New
York time, on             , unless extended by EXCO (as it may be extended, the
"Expiration Date").

     To exercise Rights, properly completed and executed Rights Certificates and payment in full for all Rights exercised must be delivered to the Subscription Agent as indicated in the Prospectus prior to the Expiration Date, unless the guaranteed delivery procedures described in the Prospectus are followed.
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     Additional copies of the enclosed materials may be obtained from EXCO at
6500 Greenville Avenue, Suite 600, LB 17, Dallas, Texas 75206, telephone number
(214) 368-2084.

                                            Very truly yours,

                                            ------------------------------------
                                            EXCO RESOURCES, INC.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF EXCO RESOURCES, INC. THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE CONVERTIBLE PREFERRED SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.